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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                       Commission File Number:  0-16183

                     IDS/Jones Growth Partners 87-A, Ltd.
                     ------------------------------------
            (Exact name of registrant as specified in its charter)

  1500 Market Street, Philadelphia, Pennsylvania  19102-2148  (215) 665-1700
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Limited Partnership Interests
                         -----------------------------
           (Title of each class of securities covered by this Form)

                                     None
________________________________________________________________________________

  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)        [x]        Rule 12h-3(b)(1)(ii)        [_]
   Rule 12g-4(a)(1)(ii)       [_]        Rule 12h-3(b)(2)(i)         [_]
   Rule 12g-4(a)(2)(i)        [_]        Rule 12h-3(b)(2)(ii)        [_]
   Rule 12g-4(a)(2)(ii)       [_]        Rule 15d-6                  [_]
   Rule 12h-3(b)(1)(i)        [_]

   Approximate number of holders of record as of the certification or notice date:

       0
       -

   Pursuant to the requirements of the Securities Exchange Act of 1934, IDS/Jones Growth Partners 87-A, Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                       IDS/JONES GROWTH PARTNERS 87-A, LTD.,
                                       a Colorado limited partnership

                                       By: Jones Cable Corporation, a Colorado
                                       corporation, its managing general partner


                                           By:  /s/ Arthur R. Block
                                                -------------------
                                                Arthur R. Block
Dated:  May 26, 1999                            Vice President